Exhibit 99.1
For Release:    Immediately

Contact:	Media -
	Aidan Gormley -Director, Global Communications and Branding	216-896-3258
aidan.gormley@parker.com
Financial Analysts -
	Robin J. Davenport, Vice President, Corporate Finance	216-896-2265
rjdavenport@parker.com

Stock symbol:	PH - NYSE

Parker Reports Fiscal 2019 First Quarter Results

–	Sales increased 3% to $3.48 billion; organic sales increased 6%

–	All-time quarterly records set for total segment operating margins, EPS, Net Income and ROS

–	Total segment operating margins reached 17% as reported, or 17.2% adjusted

–	EPS increased 33% to $2.79 as reported, or $2.84 adjusted

–	EBITDA margins increased 155 basis points to 17.7% as reported, or 18.0% adjusted

–	Company increases fiscal 2019 full year guidance

CLEVELAND, November 1, 2018 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2019 first quarter ended September 30, 2018. Fiscal 2019 first quarter sales increased 3% to $3.48 billion compared with $3.36 billion in the prior year quarter. Net income increased 32% to $375.7 million compared with $285.4 million in the prior year quarter. Fiscal 2019 first quarter earnings per share increased 33% to $2.79, compared with $2.10 in the fiscal 2018 first quarter. On an adjusted basis, earnings per share increased 27% to $2.84, compared with adjusted earnings per share of $2.24 in the prior year quarter. Fiscal year to date net cash provided by operating activities was $159.4 million or 4.6% of sales. Excluding a $200 million discretionary pension contribution, operating cash flow was 10.3% of sales, compared with 7.1% of sales in the prior year period. A reconciliation of non-GAAP measures is included in the financial tables of this press release.

“This was an excellent start to fiscal 2019, reflecting benefits of our continued execution of the Win Strategy™, which is driving record performance levels,” said Chairman and Chief Executive Officer, Tom Williams. “Strong organic growth of 6% was consistent with our expectations, while sales were partially offset by higher unfavorable currency impact. We generated record segment operating margins for the company, which increased 140 basis points. All-time quarterly records for earnings per share, net income and return on sales further demonstrate that our actions are driving the consistent improvement of Parker’s financial performance and reinforce our confidence in achieving another record year for sales and earnings.”

First Quarter Fiscal 2019 Segment Results
Diversified Industrial Segment: North American first quarter sales increased 5% to $1.7 billion, and operating income increased 8% to $275.1 million compared with $256.0 million in the same period a year ago. While first quarter International sales were flat at $1.2 billion, operating income increased 8% to $206.1 million compared with $191.8 million in the fiscal 2018 first quarter.

Aerospace Systems Segment: First quarter sales were $564.5 million compared with $531.2 million in the prior year period, and operating income increased 42% to $109.9 million compared with $77.4 million in the same period a year ago.

Parker reported the following orders for the quarter ending September 30, 2018, compared with the same quarter a year ago:

•	Orders increased 5% for total Parker

•	Orders increased 8% in the Diversified Industrial North America businesses

•	Orders increased 3% in the Diversified Industrial International businesses

•	Orders increased 3% in the Aerospace Systems Segment on a rolling 12-month average basis

Outlook
For the fiscal year ending June 30, 2019, the company has revised guidance for earnings in the range of $10.90 to $11.50 per share, or $11.10 to $11.70 per share on an adjusted basis. Fiscal year 2019 guidance is adjusted on a pre-tax basis for expected business realignment expenses of approximately $22 million and CLARCOR costs to achieve of approximately $13 million. Guidance assumes organic sales growth in the range of 2.5% to 5.3%.

Williams added, “With generally positive conditions across our end markets, and our ongoing commitment to the Win Strategy initiatives, the increase of our guidance at the operating line reflects the additional earnings achieved in the first quarter as well as our confidence in the outlook for the remainder of the year. Slightly offsetting this increase is higher tax expense for the rest of the year. We are very pleased with our first quarter performance as it reinforces our belief in achieving our fiscal 2023 performance goals.”

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2019 first quarter results are available to all interested parties via live webcast today at 11:00 a.m. ET, on the company's investor information web site at www.phstock.com. To access the call, click on the "Live Webcast" link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker. A replay of the webcast will be accessible on Parker's investor relations website, www.phstock.com, approximately one hour after the completion of the call, and will remain available for one year. To register for e-mail notification of future events and information available from Parker please visit www.phstock.com.

Parker Hannifin is a Fortune 250 global leader in motion and control technologies. For over 100 years the company has engineered the success of its customers in a wide range of diversified industrial and aerospace markets. Parker has increased its annual dividend per share paid to shareholders for 62 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. Learn more at www.parker.com or @parkerhannifin.

Note on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly % change in orders for Diversified Industrial North America and Diversified Industrial International, and the year-over-year 12-month rolling average of orders for the Aerospace Systems Segment.

Note on Net Income
Net Income referenced in this press release is equal to net income attributable to common shareholders.

Note on Non-GAAP Numbers
This press release contains references to (a) earnings per share without the effect of business realignment charges, CLARCOR costs to achieve and loss on sale of investment, (b) segment operating margins without the effect of business realignment charges and CLARCOR costs to achieve; (c) the effect of business realignment charges and CLARCOR costs to achieve on forecasted earnings from continuing operations per share; (d) and cash flows from operations without the effect of discretionary pension contributions. The effects of business realignment charges, CLARCOR costs to achieve, loss on sale of investment and discretionary pension contributions are removed to allow investors and the company to meaningfully evaluate changes in earnings per share, segment operating margins and cash flows from operations on a comparable basis from period to period. This press release also contains references to EBITDA and adjusted EBITDA. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before business realignment charges, CLARCOR costs to achieve, and loss on sale of investment. Although EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with GAAP, we believe that it is useful to an investor in evaluating the results of this quarter versus the prior period.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. These statements may be identified from the use of forward-looking terminology such as “anticipates,” “believes,” “may,” “should,” “could,” “potential,” “continues,” “plans,” “forecasts,” “estimates,” “projects,” “predicts,” “would,” “intends,” “anticipates,” “expects,” “targets,” “is likely,” “will,” or the negative of these terms and similar expressions, and include all statements regarding future performance, earnings projections, events or developments.

It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance. Additionally, the actual impact of the U.S. Tax Cuts and Jobs Act may affect future performance and earnings projections as the amounts reflected in this period are preliminary estimates and exact amounts will not be determined until a later date, and there may be other judicial or regulatory interpretations of the U.S. Tax Cuts and Jobs Act that may also affect these estimates and the actual impact on the company. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance of the company are, as applicable: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments; disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions, including the integration of CLARCOR; the ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures; the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities; ability to implement successfully capital allocation initiatives, including timing, price and execution of share repurchases; availability, limitations or cost increases of raw materials, component products and/or commodities that cannot be recovered in product pricing; ability to manage costs related to insurance and employee retirement and health care benefits; compliance costs associated with environmental laws and regulations; potential labor disruptions; threats associated with and efforts to combat terrorism and cyber-security risks; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; global competitive market conditions, including global reactions to U.S. trade policies, and resulting effects on sales and pricing; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure and undertakes no obligation to update them unless otherwise required by law.

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PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2018		Exhibit 99.1
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)	Three Months Ended September 30,
(Dollars in thousands except per share amounts)	2018	2017

Net sales	$3,479,294	$3,364,651
Cost of sales	2,594,823	2,523,294
Selling, general and administrative expenses	394,322	396,984
Interest expense	44,339	53,555
Other (income) expense, net	(13,913)	16,516
Income before income taxes	459,723	374,302
Income taxes	83,824	88,767
Net income	375,899	285,535
Less: Noncontrolling interests	188	138
Net income attributable to common shareholders	$375,711	$285,397

Earnings per share attributable to common shareholders:
Basic earnings per share	$2.84	$2.14
Diluted earnings per share	$2.79	$2.10

Average shares outstanding during period - Basic	132,361,654	133,176,964
Average shares outstanding during period - Diluted	134,664,496	135,794,270

Cash dividends per common share	$0.76	$0.66

RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE
(Unaudited)	Three Months Ended September 30,
(Amounts in dollars)	2018	2017
Earnings per diluted share	$2.79	$2.10
Adjustments:
Loss on sale of investment	—	0.07
Business realignment charges	0.01	0.04
Clarcor costs to achieve	0.04	0.03
Adjusted earnings per diluted share	$2.84	$2.24

RECONCILIATION OF EBITDA TO ADJUSTED EBITDA
(Unaudited)	Three Months Ended September 30,
(Dollars in thousands)	2018	2017
Net sales	$3,479,294	$3,364,651

Earnings before income taxes	$459,723	$374,302
Depreciation and amortization	112,491	116,107
Interest expense	44,339	53,555
EBITDA	616,553	543,964
Adjustments:
Loss on sale of investment	—	13,777
Business realignment charges	2,403	8,226
Clarcor costs to achieve	6,210	5,800
Adjusted EBITDA	$625,166	$571,767

EBITDA margin	17.7%	16.2%
Adjusted EBITDA margin	18.0%	17.0%

PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2018				Exhibit 99.1
BUSINESS SEGMENT INFORMATION
(Unaudited)	Three Months Ended September 30,
(Dollars in thousands)	2018	2017
Net sales
Diversified Industrial:
North America	$1,681,044	$1,594,691
International	1,233,766	1,238,774
Aerospace Systems	564,484	531,186
Total net sales	$3,479,294	$3,364,651
Segment operating income
Diversified Industrial:
North America	$275,111	$256,027
International	206,094	191,791
Aerospace Systems	109,855	77,434
Total segment operating income	591,060	525,252
Corporate general and administrative expenses	50,325	41,350
Income before interest expense and other expense	540,735	483,902
Interest expense	44,339	53,555
Other expense	36,673	56,045
Income before income taxes	$459,723	$374,302

RECONCILIATION OF TOTAL SEGMENT OPERATING MARGIN TO ADJUSTED TOTAL SEGMENT OPERATING MARGIN
(Unaudited)
(Dollars in thousands)	Three Months Ended		Three Months Ended
	September 30, 2018		September 30, 2017
	Operating income	Operating margin	Operating income	Operating margin
Total segment operating income	$591,060	17.0%	$525,252	15.6%
Adjustments:
Business realignment charges	2,403		8,226
Clarcor costs to achieve	6,155		5,800
Adjusted total segment operating income	$599,618	17.2%	$539,278	16.0%

PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2018			Exhibit 99.1
CONSOLIDATED BALANCE SHEET
(Unaudited)	September 30,	June 30,	September 30,
(Dollars in thousands)	2018	2018	2017
Assets
Current assets:
Cash and cash equivalents	$952,122	$822,137	$874,766
Marketable securities and other investments	40,787	32,995	99,792
Trade accounts receivable, net	2,065,158	2,145,517	1,922,288
Non-trade and notes receivable	312,162	328,399	266,421
Inventories	1,762,640	1,621,304	1,707,001
Prepaid expenses and other	165,213	134,886	134,350
Total current assets	5,298,082	5,085,238	5,004,618
Plant and equipment, net	1,828,034	1,856,237	1,962,846
Deferred income taxes	99,886	57,623	35,194
Goodwill	5,485,144	5,504,420	5,679,239
Intangible assets, net	1,956,101	2,015,520	2,215,297
Other assets	757,795	801,049	834,085
Total assets	$15,425,042	$15,320,087	$15,731,279

Liabilities and equity
Current liabilities:
Notes payable	$796,861	$638,466	$1,144,054
Accounts payable	1,404,716	1,430,306	1,304,260
Accrued liabilities	868,521	929,833	845,524
Accrued domestic and foreign taxes	238,423	198,878	173,286
Total current liabilities	3,308,521	3,197,483	3,467,124
Long-term debt	4,313,221	4,318,559	4,788,147
Pensions and other postretirement benefits	958,937	1,177,605	1,391,820
Deferred income taxes	265,418	234,858	212,334
Other liabilities	471,839	526,089	341,195
Shareholders' equity	6,101,380	5,859,866	5,524,940
Noncontrolling interests	5,726	5,627	5,719
Total liabilities and equity	$15,425,042	$15,320,087	$15,731,279

PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2018		Exhibit 99.1
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)	Three Months Ended September 30,
(Dollars in thousands)	2018	2017

Cash flows from operating activities:
Net income	$375,899	$285,535
Depreciation and amortization	112,491	116,107
Stock incentive plan compensation	42,941	43,211
Loss on sale of businesses	3,029	—
(Gain) on disposal of assets	(3,826)	(256)
(Gain) on sale of marketable securities	(3,204)	—
(Gain) loss on investments	(2,536)	13,777
Net change in receivables, inventories and trade payables	(70,973)	(129,061)
Net change in other assets and liabilities	(329,726)	(105,127)
Other, net	35,293	13,814
Net cash provided by operating activities	159,388	238,000
Cash flows from investing activities:
Acquisitions (net of cash of $690 in 2018)	(2,042)	—
Capital expenditures	(42,106)	(79,336)
Proceeds from sale of plant and equipment	10,969	12,448
Proceeds from sale of businesses	4,515	—
Purchases of marketable securities and other investments	(2,844)	(70,253)
Maturities and sales of marketable securities and other investments	14,127	12,499
Other, net	2,318	7,329
Net cash (used in) investing activities	(15,063)	(117,313)
Cash flows from financing activities:
Net payments for common stock activity	(64,855)	(76,915)
Net proceeds from debt	158,477	29,606
Dividends	(100,869)	(88,104)
Net cash (used in) financing activities	(7,247)	(135,413)
Effect of exchange rate changes on cash	(7,093)	4,606
Net increase (decrease) in cash and cash equivalents	129,985	(10,120)
Cash and cash equivalents at beginning of period	822,137	884,886
Cash and cash equivalents at end of period	$952,122	$874,766

RECONCILIATION OF CASH FLOW FROM OPERATIONS TO ADJUSTED CASH FLOW FROM OPERATIONS
(Unaudited)	Three Months Ended		Three Months Ended
(Dollars in thousands)	September 30, 2018	Percent of Sales	September 30, 2017	Percent of Sales
As reported cash flow from operations	$159,388	4.6%	$238,000	7.1%
Discretionary pension contribution	200,000		—
Adjusted cash flow from operations	$359,388	10.3%	$238,000	7.1%

PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2018		Exhibit 99.1

RECONCILIATION OF FORECASTED EARNINGS PER DILUTED SHARE TO ADJUSTED FORECASTED EARNINGS PER DILUTED SHARE
(Unaudited)
(Amounts in dollars)
	Fiscal Year 2019
Forecasted earnings per diluted share	$10.90 - $11.50
Adjustments:
Business realignment charges	0.13
Clarcor costs to achieve	0.07
Adjusted forecasted earnings per diluted share	$11.10 - $11.70